Exhibit 10.3

Amended and Restated Policy Adopted by the Board of Directors December 15, 2010

Journal Communications, Inc.

Internal Policy on Administration and Accounting for Stock Options,
Restricted Stock and Other Equity Awards

Journal Communications, Inc. (the “Company”) seeks to attract and retain the best available personnel for positions of substantial responsibility.  Accordingly, the Company may grant stock options and other equity incentive awards to employees and directors under the equity incentive plans established by the Company from time to time in accordance with the guidelines set forth below.

Authorization of Equity Plans

Any Company plan providing for grants of Company stock or stock-based awards must be approved by the Board of Directors, and if required by applicable law or listing standards, the shareholders of the Company.  As of the date of this policy, the Company maintains three equity compensation plans: (1) the 2007 Omnibus Incentive Plan, which provides for various types of equity awards that may be granted to employees and outside directors of the Company, (2) the 2003 Equity Incentive Plan, which is not longer in use but continues to govern equity awards that were granted to employees and outside directors of the Company while such awards remain outstanding, and (3) the 2003 Employee Stock Purchase Plan (the “ESPP”), a broad-based plan qualified under Section 423 of the Internal Revenue Code, which allows our employees to purchase common stock every six months with accumulated payroll deductions.

➢	The 2007 Omnibus Incentive Plan was approved by the Board of Directors on February 13, 2007, and by the shareholders of the Company on May 3, 2007.

➢	The 2003 Equity Incentive Plan was approved by the Board of Directors on May 12, 2003, and by the shareholders of the Company on September 3, 2003.

➢
The ESPP was approved by the Board of Directors on May 12, 2003, and by the shareholders of the Company on September 3, 2003.  The ESPP provides for series of semi-annual offering periods under which employees are allowed to purchase stock at a discount to the market price on the last day of the offering period.  Because the ESPP is a formula plan, it is not covered by the remainder of this Equity Grant Policy.

Authority to Grant and Modify Awards

The power to authorize and grant equity awards, to designate the terms of those awards, and to modify previously-granted awards has been delegated to the Compensation Committee of the Board of Directors.  The Compensation Committee is appointed by the Board and shall act in accordance with the Compensation Committee Charter, which may be found under “Corporate Governance” on the Company’s website:  http://www.journalcommunications.com.

Approval Procedures for Equity Grants to Current Employees and Directors

Compensation Committee Approval.  Grants of equity awards to employees and directors of the Company, including those executive officers who are “Section 16” officers, as determined under Section 16 of the Securities Exchange Act of 1934, as amended, or “covered employees” for purposes of Internal Revenue Code Section 162(m), must be approved by the Compensation Committee.

Method and Documentation of Approval.  The Compensation Committee may approve the grant or modification of equity awards by majority vote at a meeting duly convened and held at which a quorum is present, in accordance with Wisconsin law.  Alternatively, the Compensation Committee may take such action by unanimous written consent in accordance with Wisconsin law; however, any grant or modification authorized by unanimous written consent shall not be deemed to be approved, and the grant or modification shall not be given effect, until the Legal Department of the Company has received the last required signature on any such unanimous written consent.  The date of receipt of signatures on written consents shall be evidenced by a copy of the transmission email if sent electronically, a date stamp on the consent if delivered by hand or sent by standard or overnight mail, or by the date stamp in the fax header if transmitted by facsimile.

The approval (or modification) of any equity grant must be documented in writing, such as in the minutes prepared under the direction of the Chair of the Compensation Committee or in a unanimous written consent, if applicable.  Such written documentation shall explicitly state, with respect to each equity grant:

➢	the name of the grantee,
➢	exercise price in the case of options,
➢	base value in the case of stock appreciation rights,
➢	number of shares subject to the award,
➢	the vesting schedule (if applicable), and
➢	the effective date of the grant (which in all cases shall be no earlier than the date approval for the grant is given by the Compensation Committee).

Timing of Grants.  Annual merit-based grants of equity awards, if any, to employees for a fiscal year shall be approved at the regularly scheduled meeting of the Compensation Committee held in January or February, and the grant date for such awards shall be the third trading day after the release of year-end earnings for the prior year.  Annual equity grants, if any, to employees may be approved at that January/February meeting, regardless of whether the Compensation Committee is in possession of material non-public information at that time.  The Compensation Committee may in its sole discretion determine in any given year not to make any grants of equity awards.

New hire grants, grants upon promotions and other awards that are not annual grants will be made on the later of (i) approval of such grant by the Compensation Committee or (ii) the first business day of the month following the hire, promotion or other triggering event, unless the Committee specifies a different grant date, which is on or after the approval of such grant by the Committee.

➢	Vesting of any such non-annual grants may key off the triggering event, as opposed to the date of grant, if the Compensation Committee so approves.

Annual grants of equity awards to non-employee directors shall be deemed made at the time specified in the director compensation policy approved by the Compensation Committee and Board from time to time, without further action and regardless of whether the Compensation Committee or Board is in possession of material non-public information at the pre-arranged grant date.

Award Documentation and Delivery

Once awards (or modifications) are authorized by the Compensation Committee, the Payroll Department shall prepare and distribute the award documentation and inform Corporate Finance of the awards by delivering a copy of the applicable award documentation.  Such distribution shall occur as soon as practicable, but no later than four (4) weeks, after the grant date unless a longer period is approved by the General Counsel and reported to the Compensation Committee.  Grant packages to grantees may be distributed electronically and shall include the following documentation:

➢	a grant agreement, notice or certificate setting forth the applicable terms and conditions of the award; and
➢	a copy of or instructions on how to access the plan prospectus and other relevant materials electronically.

Company Books and Records.  The Corporate Finance and Payroll Departments shall maintain a record of (i) authorization of awards or modifications, (ii) copies of award or modification authorization, (iii) cover letters and correspondence related to the awards, and (iv) correspondence related to cancellation or forfeiture of awards.  Corporate Finance is responsible for recording the awards in the Company’s books and records (or the applicable equity software program) for awards other than performance awards in which the number of shares to be issued can vary based on performance.  Such awards shall be recorded in spreadsheets maintained by Corporate Finance.

The Legal Department shall maintain a copy of all forms of grant agreements, notices or certificates currently in use.  The Legal Department shall on an annual basis review all standard forms of grant agreements, notices and certificates and recommend any suggested changes in such forms.  Any changes to the standard forms must be approved by the Compensation Committee and filed with the Securities and Exchange Commission if appropriate.

Terms and Conditions of All Equity Grants

Grant Date.  All grants shall be effective as of the date approved by the Compensation Committee or any later date specified in this policy or designated by the Compensation Committee at the time the grant is approved.  No changes may be made to the terms and conditions of any grants after approval, unless the Compensation Committee separately approves such modification.

Option Price.  The exercise price of an option shall be no less than the fair market value (as defined in the applicable plan) as of the date of grant.

Base Value.  The base value of a stock appreciation right shall be no less than the fair market value (as defined in the applicable plan) as of the date of grant.

Vesting, Exercisability and Expiration.  All equity awards shall vest, become exercisable and expire (including expiration after termination of employment) as specified in the terms of the award or as later approved by the Compensation Committee.  In the case of performance-based awards, the determination as to vesting and exercisability may be made at the end of the performance period and may be general in nature (e.g., the Committee may determine that a level of performance has been met and the award sets forth the effect of such level of performance.)

Effect of Award Grant, Exercise and Vesting.

Options.  When options are granted, the underlying stock is not issued and outstanding unless and until the options vest and are validly exercised prior to maturity, including payment of the relevant exercise price.  When options are exercised, the optionee must provide Corporate Finance appropriate exercise documentation.  Corporate Finance shall (i) verify the exercise price and that the options are in fact exercisable, (ii) receive the exercise price for the options, and (iii) coordinate the payment of withholding taxes.  Upon a valid option exercise, Corporate Finance shall record a reduction in the number of options outstanding and the shares acquired upon exercise of the options shall be issued upon the request of Corporate Finance to the Company’s transfer agent.

Stock Appreciation Rights.  When stock appreciation rights are granted, the underlying stock is not issued and outstanding unless and until the stock appreciation rights vest and are validly exercised prior to maturity and the awards are settled in stock.  When stock appreciation rights are exercised, the grantee must provide Corporate Finance appropriate exercise documentation.  Corporate Finance shall (i) verify the base value of the award and that the stock appreciation rights are in fact exercisable, and (ii) coordinate the payment of withholding taxes.  Upon a valid exercise, Corporate Finance shall record a reduction in the number of stock appreciation rights outstanding and the shares acquired upon exercise of the stock appreciation rights, if the award is settled in stock, shall be issued upon the request of Corporate Finance to the Company’s transfer agent.

Restricted Stock.  Restricted stock constitutes issued and outstanding shares of common stock from the date of grant.  The shares shall be issued upon the request of Corporate Finance to the Company’s transfer agent.  If in certificated form, the certificates shall be held by Corporate Finance until vested.  If in book-entry form, the Company’s transfer agent shall make an entry in its records.  Shares of restricted stock shall not be not transferable until vested.

Unless and until the Compensation Committee provides otherwise, dividends paid on outstanding shares of time-vesting restricted stock will be paid to the holder thereof at the same time that dividends are paid to holders of unrestricted shares of Class B Common Stock and shall not be subject to forfeiture if the restricted shares on which such dividends were paid are later forfeited.

Unrestricted Stock.  Grants of unrestricted stock may be made pursuant to the Director’s Compensation Policy or to officers and employees as approved by the Compensation Committee.  Such shares shall be issued upon the request of Corporate Finance to the Company’s transfer agent or, with respect to shares issued as part of directors’ compensation, upon the request of the person responsible for administering the payment of director compensation.

Performance Shares or Restricted Stock Units.  When performance shares or restricted stock units (RSUs) are granted, the underlying stock is not issued and outstanding until the performance shares or RSUs vest and are converted to shares of stock.  Performance shares and RSUs shall be evidenced by an award certificate or agreement.  Dividend equivalents, if any, awarded with respect to performance shares or performance-contingent RSUs will be accrued by the Company during the restricted period and paid to the holder thereof only if and when the related underlying awards vest and become non-forfeitable.

Procedure.  Corporate Finance shall inform Human Resources and the Legal Department of the vesting of service-based awards.  Corporate Finance will inform Human Resources of the Compensation Committee’s determination of vesting with respect to performance-based awards and provide copies of documentation of such determination.  Corporate Finance shall arrange for delivery of stock to the recipient.  The shares underlying performance shares or RSUs shall be issued upon the request of Corporate Finance to the Company’s transfer agent, but only after receipt of appropriate vesting documentation.

Taxes and Withholding

Corporate Finance and Payroll shall coordinate the payment of withholding taxes due with respect to all awards.  Exercise of options or stock appreciation rights and vesting of restricted stock awards, and settlement of performance shares and RSUs generally are taxable as ordinary income to the grantee, which is reportable on Form W-2 in the case of employees and Form 1099 in the case of non-employees.  Subject to the terms of individual award agreements, notices or certificates, taxes may be paid in one of several ways:  (i) shares may be withheld in an amount equal to minimum required withholding amount (but no more) and a “net” number of shares shall be delivered to the employee (no withholding is permitted for directors or other recipients who are not employees), (ii) the employee may deliver a check or immediately available funds sufficient to cover at least the minimal amount of withholding tax, or (iii) an employee may engage in a “cashless” exercise of an option through a broker, if the broker is willing to provide this service for options or stock appreciation rights on Class B shares, in which the broker sells shares to pay withholding taxes and pays the Company through Corporate Finance an amount sufficient to pay withholding taxes by check or immediately available funds.  Corporate Finance shall report to Payroll the amount of ordinary income realized by a director or employee as a result of exercise of an option or stock appreciation right or the vesting or settlement of an award.

Stock Utilization Report and Quarterly Log

On a quarterly basis, Corporate Finance shall prepare and distribute stock plan utilization data to the Chief Executive Officer, Chief Financial Officer and General Counsel.  Such information shall include the effects of new award grants, option exercises, withholding and forfeitures.  A summary of the most recent quarterly report(s) shall be provided at each Compensation Committee meeting.

On a quarterly basis, Corporate Finance shall prepare a log of all awards granted in the quarter, which shall be signed by the Vice President and Corporate Controller to confirm such awards.  Corporate Finance shall also prepare a quarterly log of forfeitures due to departing directors and employees which shall be confirmed by Human Resources.

Accounting for Equity Based Compensation

Beginning in 2006, the Company adopted FASB Statement 123(R) (now known as FASB Accounting Standards Codification (ASC) Topic 718) which requires that all equity based awards be expensed based on the fair value of the award, net of estimated forfeitures.  When a new equity grant is authorized, the specifics of the transaction shall be recorded by Corporate Finance and Payroll in appropriate records.  Information entered into the records shall include:

•	Name of grantee (each person entered has a specific ID in the software)
•	In some cases the address and Social Security Number shall also be entered
•	Date of grant
•	Number of shares granted
•	For restricted stock grants – the market price on the date of grant
•	For stock options – the exercise price and option type (NQ, ISO)
•	For stock appreciation rights – the base value
•	Vesting period
•	Plan name
•	Tax election
•	Estimated forfeiture rates by grant date

In addition to the grant specific information, Corporate Finance shall also enter the amortization method for compensation expense and the current tax rate for the Company.

Compensation expense for service-based equity awards shall be recorded and amortized on a ratable basis over the service period based on the fair value of the award as of the grant date.  Compensation expense for performance-based equity awards shall be recorded and amortized on a ratable basis over the performance period based on the fair value of the award as of the grant date.  An estimated forfeiture rate shall be calculated for each grant date and used to ensure that the correct compensation expense is recorded each period.  No less than annually, the forfeiture rate shall be addressed to ensure that it is still accurate – any changes necessary shall be made and recorded in the ledger.

Corporate Finance shall run the reports that calculate the monthly amortization.  These shall be checked for accuracy and forwarded to Accounting for entry into the general ledger.  Once entered into the system, the equity and expense balances on the books related to equity-based compensation shall be reviewed by the corporate controller for accuracy as part of the monthly financial close process.

Review Of This Policy

This Policy regarding the administration and accounting for stock options, stock appreciation rights, restricted stock and other equity awards shall be reviewed at least annually by the Compensation Committee.  From time to time as deemed appropriate by the Chief Executive Officer, the administrative procedures set forth in this policy may be modified as necessary prior to the annual review.